Exhibit 3.3

                      Jones Lang LaSalle Finance B.V.
                          Articles of Association
                 (English Translation of Dutch Original(1))


ARTICLE 1.  NAME AND SEAT.

1.    The name of the company is:
      JONES LANG LASALLE FINANCE B.V.

2.    The official seat of the company is in Amsterdam.

ARTICLE 2.  OBJECTS.

The objects of the company are:

      a. to borrow, to lend and to raise funds, including the issue of bonds, promissory notes or other securities or evidence of indebtedness as well as to enter into agreements in connection with the aforementioned;

      b. to finance businesses and companies, including-- without limitations-- the rendering of loans, the holding of shares or other kinds of interests, as well as the performance of other investments;

      c. to supply advice and to render services to enterprises and companies with which the company forms a group and to third parties;

      d. to render guarantees, to bind the company and to pledge its assets for obligations of the companies and enterprises with which it forms a group and on behalf of third parties;

      e. to incorporate, to participate in any way whatsoever, to manage, and to supervise, businesses and companies; as well as everything relating to the foregoing or conducive thereto, all in the widest sense of the word.

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1     In this translation an attempt has been made to be as literal as possible without jeopardizing the overall continuity. Inevitably, differences may occur in translation, and if so, the Dutch text will by law govern.


ARTICLE 3.  AUTHORIZED CAPITAL.

1.    The authorized capital amounts to five hundred thousand euro (EUR
      500,000.--).

2. The authorized capital is divided into five hundred thousand (500,00) shares of one euro (EUR 1.--) each.

3. All shares are to be registered shares. No share certificates shall be issued.

ARTICLE 4.  REGISTER OF SHAREHOLDERS.

1. The management board shall keep a register in which the names and addresses of all shareholders are recorded, showing the date on which they acquired the shares, the date of the acknowledgment or notification. and the amount paid on each share.

2.    Article 194, Book 2 of the Civil Code applies to the register.

ARTICLE 5.  ISSUANCE OF SHARES. NOTARIAL DEED.

1. The issuance of shares shall be effected pursuant to a resolution of the general meeting of shareholders-- hereinafter referred to as: the general meeting.

2. The issuance of a share shall furthermore require a deed drawn up for that purpose in the presence of a civil law notary registered in the Netherlands to which those involved are party.

3. Upon issuance of shares, each shareholder shall have a right of preemption in proportion to the aggregate nominal amount of his shares, subject to the limitations set by law.

4. Shareholders shall have a similar right of preemption if options are granted to subscribe for shares.

5. Prior to each single issuance the right of preemption may be limited or excluded by the general meeting.

6. The full nominal amount of each share must be paid in on issuance. However, it may be stipulated that a part of the nominal amount not exceeding three fourths thereof need not be paid until it is called in by the company.

ARTICLE 6.  OWN SHARES.

1. The company may, subject to the relevant provisions of the law, acquire fully paid in shares in its capital or depository receipts thereof up to the maximum permitted by law.

2. The company may give loans with a view to the subscription for or acquisition of shares in its capital or depository receipts thereof, but only up to the amount of the distributable reserves.

ARTICLE 7.  TRANSFER OF SHARES. SHAREHOLDERS' RIGHTS.
LIFE INTEREST ("VRUCHTGEBRUIK"). PLEDGING ("PANDRECHT"). ISSUANCE OF DEPOSITORY RECEIPTS.

1. The transfer of a share or the transfer of a right in rem thereon shall require a deed drawn up for that purpose in the presence of a civil law notary registered in the Netherlands to which those involved are party.

2. Unless the company itself is party to the legal act, the rights attached to the share can only be exercised after the company has acknowledged said legal act or said deed has been served on it in accordance with the relevant provisions of the law.

3. If a life interest is created or if the shares are pledged, the voting rights cannot be assigned to the beneficiary of the life interest or the pledgee.

4. The company shall not lend its cooperation to the issuance of depository receipts in respect of its shares.

ARTICLE 8.  BLOCKING CLAUSE.
APPROVAL.

1. In order to be valid any transfer of shares shall require the approval in accordance with the provisions of this article of the general meeting. No approval is required if, either all shareholders have approved the intended transfer in writing, which approval shall remain valid for three months, or a shareholder is obligated by law to transfer his shares to a prior shareholder.

2. A shareholder who wishes to transfer shares -- in this article also referred to as: the "applicant" -- shall give notice of such intention to the management board by registered letter or against a receipt, which notice shall specify the number of shares he wishes to transfer and the person or the persons to whom he wishes to transfer the shares.

3. The management board shall be obliged to convene and to hold a general meeting within six weeks from the date of receipt of the notice referred to in the preceding paragraph. The contents of such notice shall be stated in the convocation.

4. If the meeting grants the approval requested, the transfer must take place within three months thereafter.

5.    If:

      a. no such meeting as referred to in paragraph 3 has been held within the term mentioned in that paragraph;

      b. at that meeting no resolution has been adopted regarding the request for approval;

      c. such approval has been refused without the meeting having informed the applicant, at the same time as the refusal, of one or more interested parties who are prepared to purchase all the shares to which the request for approval relates, against payment in cash the approval requested shall be deemed to have been granted and, in the case mentioned under a. shall be deemed to have been granted on the final day on which the meeting should have been held.

6. Unless the applicant and the party(ies) interested designated by the general meeting and accepted by him agree otherwise as to the price or the determination of the price, the purchase price of the shares shall be determined by an expert, appointed at the request of the most willing party by the chairman of the Chamber of Commerce in whose district the company has its official seat.

7. The applicant remains entitled to withdraw, until the expiry of one month after the determination of aforesaid price has been communicated to him in writing.

8.    The costs of determining the price shall be borne:

      a.    by the applicant if he withdraws:

      b. by the applicant as to one half and the purchasers as to the other half if the shares are purchased by the interested parties, on the understanding that each purchaser shall contribute in proportion to the number of shares purchased by him;

      c.    by the company in cases not falling under a or b.

9. The company itself can only be an interested party as referred to in paragraph 5 under c with the consent of the applicant.

ARTICLE 9.  MANAGEMENT BOARD.

1. The management of the company shall be constituted by a management board consisting of one or more members.

2.    The general meeting shall appoint the members of the management board.

3. A member of the management board may be suspended or dismissed by the general meeting at any time.

4. The general meeting shall determine the remuneration and further conditions of employment for each member of the management board.

ARTICLE 10. DUTIES OF THE MANAGEMENT BOARD. MANNER OF DECISION MAKING. ALLOCATION OF DUTIES.

1. Subject to the restrictions imposed by these articles of association, the management board shall be entrusted with the management of the company.

2. The general meeting may lay down rules regarding the manner in which the management board shall make decisions.

3. The management board shall allocate duties and shall give notice of this allocation to the general meeting.

ARTICLE 11.  REPRESENTATION.

1. The management board shall be authorized to represent the company. Each member of the management board is also authorized to represent the company.

2. The management board may appoint staff members with general or limited power to represent the company. Each staff member shall be able to represent the company with due observance of any restrictions imposed on him. The management board shall determine their titles.

3. In the event of a conflict of interest between the company and a member of the management board, the company shall be represented by one of the other members of the management board. The general meeting shall at all times be competent to designate one or more other persons for this purpose. If it concerns a conflict of interest between the company and all members of the management board, or the sole member of the management board, the company shall be represented by one or more persons to be designated by the general meeting.

4. Without regard to whether a conflict of interest exists or not, all legal acts of the company vis-a-vis a holder of all of the shares, or vis-a-vis a participant in a marital community of which all of the shares form a part, whereby the company is represented by such shareholder or one of the participants, shall be put down in writing. For the application of the foregoing sentence, shares held by the company or its subsidiaries shall not be taken into account.

5. Paragraph 4 does not apply to legal acts that, under their agreed terms, form part of the normal course of business of the company.

ARTICLE 12.  LIMITATIONS ON THE AUTHORITY OF THE MANAGEMENT BOARD.

1. The general meeting is entitled to require resolutions of the management board to be subject to its approval. These resolutions shall be clearly specified and notified to the management board in writing.

2. The lack of approval referred to in paragraph 1 of this article does not affect the authority of the management board or its members to represent the company.

3. The management board shall comply with instructions regarding the general lines of the financial, social, economic and employment policies to be given by the general meeting.

ARTICLE 13.  ABSENCE OR PREVENTION.

If a member of the management board is absent or prevented from performing his duties, the remaining members or member of the management board shall be temporarily entrusted with the entire management of the company. If all members of the management board, or the sole member of the management board, are absent or prevented from performing their duties, the management of the company shall be temporarily entrusted to the person designated by the general meeting for this purpose.

ARTICLE 14.  FINANCIAL YEAR.  ANNUAL ACCOUNTS.

1.    The financial year of the company shall be the calendar year.

2. Annually. not later than five months after the end of the financial year, unless this term is extended by the general meeting by not more than six months by reason of special circumstances, the management board shall draw up annual accounts.

3.    The general meeting shall adopt the annual accounts.

4. Unconditional adoption of the annual accounts shall serve to constitute a discharge of the members of the management board for the management, insofar as such management is apparent from the annual accounts.

ARTICLE 15.  PROFITS.

1. The general meeting shall determine the allocation of the accrued profits.

2. Any distribution of profits may be made only insofar as the net assets exceed the paid in and called up part of the capital plus the reserves which must be maintained by virtue of the law.

3. The general meeting may subject to due observance of the provision of paragraph 2 resolve to pay an interim dividend and to make distributions to the charge of a reserve.

ARTICLE 16.  GENERAL MEETINGS.  RECORDS.

1. Each year and not later than six months after the end of the financial year, the general meeting for the purpose of the discussion and adoption of the annual accounts shall be held.

2. Other general meetings of shareholders shall be held as often as the management board or shareholders representing in the aggregate at least one tenth of the issued capital deem such necessary.

3. General meetings shall be convoked by the management board or by shareholders representing in the aggregate at least one tenth of the issued capital by letter mailed to the addresses as shown in the register of shareholders. The convocation shall take place not later than on the fifteenth day prior to the date of the meeting.

4. General meetings shall be held in the municipality in which the company has its official seat according to these articles of association.

5. As long as the entire issued capital is represented at a general meeting, valid resolutions can be adopted on all subjects brought up for discussion, even if the formalities prescribed by law or by the articles of association for the convocation and holding of meeting have not been complied with, provided such resolutions are adopted unanimously.

6. The management board keeps a record of the resolutions made. If the management board is not represented at a meeting, the chairman of the meeting shall provide the management board with a transcript of the resolutions made as soon as possible after the meeting. The records shall be deposited at the offices of the company for inspection by the shareholders. Upon request each of them shall be provided with a copy or an extract of such record at not more than the actual costs.

7.    The general meeting shall itself appoint its chairman.

8.    Each share confers the right to cast one vote.

9. Insofar as no greater majority is prescribed by law all resolutions shall be adopted by a majority of the votes cast.

10. The members of the management board shall, as such, have the right to give advice in the general meeting.

ARTICLE 17.  RESOLUTIONS OUTSIDE OF MEETINGS.  RECORDS.

1. Resolutions of shareholders may also be adopted in writing without recourse to a general meeting, provided they are adopted by a unanimous vote representing the entire issued capital. The expression in writing shall include any message transmitted by current means of communication and received in writing.

2. The provision of article 16 paragraph 10 shall apply correspondingly to the adoption of resolutions outside a meeting as referred to in paragraph 1.

3. The management board keeps a record of the resolutions thus made. Each of the shareholders must procure that the management board is informed in writing of the resolutions made in accordance with paragraph 1 as soon as possible. The records shall be deposited at the offices of the company for inspection by the shareholders. Upon request each of them shall be provided with a copy or an extract of such record at not more than the actual costs.

ARTICLE 18.  FINAL PROVISION.

The first financial year of the company shall end on the thirty-first day of December two thousand.

                            * * * * * * *



The foregoing is a fair and accurate English translation of the Articles of Association of Jones Lang LaSalle Finance B.V.


/s/ Henricus T.M. Teeuwisse
Henricus T.M. Teeuwisse
Managing Director, Jones Lang LaSalle Finance B.V.